Exhibit 99.1

FOR:

Featherlite, Inc.

P.O. Box 320

Cresco, Iowa 52136

Contact: John K. Hall,

Director of Corporate Communications,

563-547-6000

FOR IMMEDIATE RELEASE

FEATHERLITE 2nd QUARTER EARNINGS RISE 67.3 PERCENT

Company posts earnings of $1.5 million as net income per share rises 54 percent

CRESCO, Iowa, July 27, 2004 – Featherlite, Inc. (Nasdaq: FTHR), a leading manufacturer and marketer of specialty aluminum trailers, transporters and luxury motorcoaches, today reported net income of $1.5 million, or $0.20 cents per diluted share, on sales of $58.2 million for the second quarter ended June 30, 2004. This compares with earnings of $898,000, or $0.12 cents per diluted share, on sales of $47.4 million in the second quarter last year. Featherlite earnings in the second quarter of 2004 reflect a 67.3 percent increase over the same period in 2003. Net income per share rose 54 percent as compared with the same period last year. Improved second quarter earnings in 2004 were primarily the result of higher gross profit on increased sales volume and increased margins from manufacturing efficiencies.

The second quarter 2004 consolidated net sales were up 22.8 percent over the same period last year. Both trailer and luxury coach segments showed significant net sales increases in the second quarter of 2004, with trailers up 24 percent and coaches up 21 percent from the same quarter last year.

“We are pleased to report another strong quarter for Featherlite,” Conrad Clement, Featherlite President and CEO, said. “Our trailer dealers are seeing very active traffic on both their sales lots and at fairs and shows following the spring 2004 announcement of new Featherlite models. Transporter and specialty trailer activity is also strong. Likewise, our luxury coach sales offices are reporting increased customer traffic and excitement over the 2005 Featherlite coaches, especially the Triple Crown and Super Slide model Vantarés. We have lowered our used coach inventory significantly, which will lower interest costs and should increase margins.”

On a year-to-date basis, net sales of $114.6 million for the six months ended June 30, 2004 are $25.5 million, or 28.6 percent above net sales of $89.1 million for the same period in 2003. Featherlite net income for the six-month period ended June 30, 2004, was $2.7 million, or $0.36 per diluted share, compared with net income of $222,000, or $0.03 per diluted share in 2003. Improved earnings in the first six-months of 2004 reflect higher gross profit from both an increase in unit sales volume and an increase in average gross profit per unit due to changes in product mix and increased manufacturing efficiencies.

“I expect Featherlite sales growth will continue in 2004,” Clement said. “We look for continued sales strength as national business conditions and consumer confidence improves.” At June 30, 2004, confirmed consolidated order backlog levels were 36% greater than at the same period in 2003.

“Based on our assessment, Featherlite continues to gain market share in most of the luxury coach and trailer markets we serve. Featherlite will continue to fine tune our manufacturing processes and procedures, as well as maintain our aggressive marketing strategies,” Clement said.

About Featherlite

Featherlite, Inc., is an innovative leader in designing, manufacturing and marketing high quality aluminum specialty trailers, transporters and luxury motorcoaches. With more that 75 percent of its business in the leisure, recreation and entertainment categories, Featherlite has highly diversified product lines offering hundreds of standard model and custom-designed aluminum specialty trailers, specialized transporters, mobile marketing trailers and luxury motorcoaches.

Featherlite® is the “Official Trailer” of NASCAR, Champ Car, ARCA, Indy Race League (IRL), SPORTSCAR and World of Outlaws. Featherlite also sponsors many equine and livestock events and its products are displayed in over 1,000 fairs, trade shows, races and other events throughout North America each year. Through its Featherlite Vantare® product line, Featherlite is the “Official Luxury Motorcoach” of NASCAR, IRL and SPORTSCAR. For more information about the Company, please visit Featherlite’s website at www.fthr.com.

Featherlite, Inc.

Condensed Balance Sheets

(Unaudited)

(In thousands)

	June 30, 2004	Dec. 31, 2003
ASSETS
Current assets
Cash	$913	$173
Receivables	7,416	6,033
Refundable income taxes	235	783
Inventories	53,575	55,638
Leased promotional trailers	1,618	1,501
Prepaid expenses	1,164	1,850

Total current assets	64,921	65,978
Property and equipment, net	16,109	16,231
Other assets	4,309	4,391

	$85,339	$86,600

LIABILITIES AND SHAREHOLDERS EQUITY
Current liabilities
Wholesale financing and other notes payable	$19,053	$23,034
Current maturities of long-term debt	1,606	2,113
Checks issued not yet presented	1,934	2,076
Accounts payable	4,400	3,088
Motorcoach shell costs payable	6,595	6,519
Trade creditor repayment plan	929	2,064
Accrued liabilities	9,648	6,323
Customer deposits	1,132	2,613

Total current liabilities	45,297	47,830
Bank line of credit	5,382	6,454
Other long-term debt, net of current maturities	11,504	11,964
Other long-term liabilities	53	60
Shareholders’ equity	23,103	20,292

	$85,339	$86,600

FEATHERLITE, INC

Condensed Statements of Income

(Unaudited)

(In Thousands, except for per share data)

	Three months Ended June 30,		Six months Ended June 30,
	2004	2003	2004	2003
Net Sales	$58,151	$47,364	$114,567	$89,074
Cost of Sales	49,089	40,852	96,923	77,425

Gross profit	9,062	6,512	17,644	11,649
Selling and administrative expenses	6,243	4,653	12,464	10,182

Income from operations	2,819	1,859	5,180	1,467
Other income (expense)
Interest	(580)	(618)	(1,129)	(1,303)
Other, net	128	131	246	277

Total other expense	(452)	(487)	(883)	(1,026)

Income before taxes	2,367	1,372	4,297	441
Minority interest in subsidiary loss	20	52	51	52
Provision for income taxes	(884)	(526)	(1,609)	(271)

Net income	$1,503	$898	$2,739	$222

Net income (loss)per share-
Basic	0.21	$0.14	$0.38	$0.03

Diluted	0.20	$0.12	$0.36	$0.03

Weighted average shares outstanding -
Basic	7,209	6,535	7,203	6,535

Diluted	7,684	7,219	7,625	7,268

Safe Harbor Statement under the Private Securities Litigation Reform Act: Certain statements in this release, and in the Company’s Form 10-K and other filings with the SEC, are forward-looking in nature and relate to trends and events that may affect the Company’s future financial position and operating results. The words “believe,” “estimate,” “expect,” “intend,” “may,” “could,” “will,” “plan,” “anticipate,” and similar words and expressions are intended to identify forward-looking statements. These statements speak only as of the date of this release, are based on current expectations, are inherently uncertain, are subject to risks, and should be viewed with caution. Actual results and experience may differ materially from the forward-looking statements as a result of many factors, including but not limited to: our ability to receive waivers of financial covenant violations as necessary, product demand and acceptance of products in each segment of the Company’s markets, fluctuations in the price of aluminum, competition, facilities utilization, the availability of additional capital as may be required to finance any future net liquidity deficiency, and certain other unanticipated events and conditions. The risks and uncertainties listed are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. The Company makes no commitment to update any forward-looking statement or to disclose any facts, events, or circumstances after the date hereof that may affect the accuracy of any forward-looking statement, other than as required by law.